Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Director Jacobson Resigns

KAILUA KONA, Hawaii (April 5, 2010) — Cyanotech Corporation (Nasdaq Capital Market: CYAN) announced that Andrew H. Jacobson submitted his resignation as a Director of the Company on March 31, 2010.  His resignation was accepted by the Board of Directors by Consent Resolution on the same day and became effective immediately.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

Besides statements of present fact and historical fact, this press release may contain forward-looking statements.  Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances which are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements.  We caution against relying on forward-looking statements.  Important factors that could change actual, future results include:  changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions.  Other factors are more fully detailed in the Company’s recent Form 10-Q and annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~  www.cyanotech.com